Exhibit 99.1

TCP Receives Continued Listing Standard Notice from the NYSE

Aurora, Ohio (December 29, 2015) - TCP International Holdings Ltd. (NYSE: TCPI) (the “Company”) today announced that on December 23, 2015, it was notified by the New York Stock Exchange (the “NYSE”) that it was not in compliance with the continued listing standards set forth in Section 802.01C of the NYSE Listed Company Manual because the average closing price of the Company’s common shares was less than $1.00 over a consecutive 30 trading-day period.

The Company plans to notify the NYSE of its intent to cure the deficiency and return to compliance with the NYSE continued listing requirement. The Company can avoid delisting if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Company’s common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

Under the NYSE rules, the Company’s common stock will continue to be traded on the NYSE during this period, subject to the Company’s compliance with other continued listing requirements.

The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements and does not conflict with or cause an event of default under any of the Company's material debt or other agreements.

About TCP

TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP’s extensive product offerings include LED and CFL lamps and fixtures, internet-based lighting control solutions and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products. TCP’s products are currently offered through thousands of retail and C&I distributors. Since TCP’s inception, it has sold more than one billion energy efficient lighting products.  For more information, visit http://www.tcpi.com.

Forward Looking Statements

Certain statements in this release may constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those related to the future stock price of the Company’s common shares, the Company’s intention to regain compliance with NYSE listing standards and the impact of receipt of the NYSE's notice on the Company’s future business operations. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company's filings with the Securities and Exchange Commission, available for viewing at www.sec.gov. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While TCP believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein. Such forward-looking statements are made only as of the date of this release. TCP expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions or circumstances on which any statement is based.

Contact
Brian Catlett                            Mike Funari
Chief Financial Officer                        Sapphire Investor Relations, LLC
330-954-7689                            617-542-6181
ir@tcpi.com                            ir@tcpi.com